Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Constellation Brands, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160396) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. (the Company) of our reports dated April 29, 2010, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 28, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2010, and the effectiveness of internal control over financial reporting as of February 28, 2010, which reports appear in the February 28, 2010 annual report on Form 10-K of Constellation Brands, Inc.
/s/ KPMG LLP
Rochester, New York
April 29, 2010